Exhibit 10.1(a)

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 4th Floor
New York, NY 10010

September 18, 2013

Excel Mortgage Servicing, Inc.

Impac Mortgage Holdings, Inc.

Integrated Real Estate Service Corp.

19500 Jamboree Road

Irvine, CA 92612

Attention: Ron Morrison

Phone: (949) 475-3942

Fax: (949) 706-6208

Ron.Morrison@impaccompanies.com

with a copy to:

19500 Jamboree Road

Irvine, CA 92612

Attention: Todd Taylor

(949) 475-6509

Todd.Taylor@impaccompanies.com

Re:  Pricing Side Letter

Ladies and Gentlemen:

Reference is hereby made to, and this side letter (the “Pricing Side Letter”) is hereby incorporated by reference into, the Master Repurchase Agreement (Repledge Facility), dated as of September 18, 2013 (as amended, supplemented and otherwise modified from time to time, the “Agreement”), among Credit Suisse First Boston Mortgage Capital LLC (the “Buyer”), Excel Mortgage Servicing, Inc. (the “Seller”) and Integrated Real Estate Service Corp. (“IRES” and a “Guarantor”) and Impac Mortgage Holdings, Inc. (“Impac”, a “Guarantor” and together with IRES, the “Guarantors”).  Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

Section 1. Definitions.  The following terms shall have the meanings set forth below.

1.1       “Adjusted Tangible Net Worth” means, for any Person, Net Worth of such Person plus Subordinated Debt (provided that Subordinated Debt shall not be taken into account to the extent that it would cause Adjusted Tangible Net Worth to be comprised of greater than 25% Subordinated Debt), minus (a) Restricted Cash (other than any portion of Restricted Cash that has a corresponding offsetting current liability); (b) 25% of investment securities; (c) 50% of all mortgage loans held for investment; (d) 50% of real estate owned property; (e) 25% of the MSR Valuation of any Unencumbered Mortgage Servicing Rights; (f) the difference, if any, of (x) the value of the mortgage servicing rights owned by Seller as set forth in the Seller’s most recent balance sheet as determined by the Seller as of such date in accordance with GAAP and (y) the MSR Valuation, (g) 100% of the Encumbered Mortgage Servicing Rights Equity, (h) 100% of corporate or servicing advances and (i) all intangible assets, including goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, deferred taxes and expenses, prepaid expenses, prepaid assets, receivables from shareholders, Affiliates or employees, and any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP (other than any portion of such assets that has a corresponding offsetting current liability).

1.2       “Aged Loan” means a Mortgage Loan which has been subject to a Transaction hereunder for a period of greater than 30 days but not greater than 60 days.

1.3       “Aging Limit” means, (i) with respect to Purchased Mortgage Loans other than Aged Loans, 30 days and (ii) with respect to Purchased Mortgage Loans that are Aged Loans, 60 days.

1.4       “Asset Value” means with respect to any Purchased Mortgage Loans as of any date of determination, an amount equal to the product of (a) the Purchase Price Percentage for the Purchased Mortgage Loan and (b) the lesser of (i) the Market Value of the Purchased Mortgage Loan or (ii) the unpaid principal balance of such Purchased Mortgage Loan. Without limiting the generality of the foregoing, Seller acknowledges that (a) in the event that a Purchased Mortgage Loan is not subject to a Take-out Commitment, Buyer may deem the Asset Value for such Mortgage Loan to be no greater than par, (b) the Asset Value of a Purchased Mortgage Loan may not exceed the asset value of the Mortgage Loan as determined by Seller pursuant to the Underlying Repurchase Transaction and (c) the Asset Value of a Purchased Mortgage Loan may be reduced to zero by Buyer if any of the following events occur:

(i)                              a breach of a representation, warranty or covenant made by Seller in the Agreement with respect to such Purchased Mortgage Loan or the related Underlying Repurchase Transaction has occurred and is continuing;

(ii)                           such Purchased Mortgage Loan is a Non-Performing Mortgage Loan;

(iii)                        such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Take-out Investor pursuant to a Bailee Letter) for a period in excess of ten (10) calendar days;

(iv)                       such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement to a Take-out Investor pursuant to a Bailee Letter for a period in excess of thirty (30) calendar days;

(v)                          such Purchased Mortgage Loan has been subject to a Transaction hereunder for a period of greater than the respective Aging Limit;

(vi)                       such Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the Mortgage File has not been delivered to the Custodian on or prior to the Wet-Ink Delivery Date;

(vii)                    (A) any material provision of the Underlying Repurchase Document related to such Purchased Mortgage Loan shall at any time for any reason cease to be valid and binding or in full force and effect; or (B) the Underlying Repurchase Counterparty related to such Purchased Mortgage Loan shall deny that it has any or further liability or obligation under any material provision of any related Underlying Repurchase Document; or (C) the validity or enforceability of any material provision of any Underlying Repurchase Document related to such Purchased Mortgage Loan shall be contested by any party thereto; or (D) any representation or warranty set forth on Schedule 1 Part 2 shall be untrue in any material respect with respect to any Underlying Repurchase Document related to such Purchased Mortgage Loan;

(viii)                 the Underlying Repurchase Counterparty for such Purchased Mortgage Loan has been disapproved by Buyer as contemplated under Section 37 of the Agreement;

(ix)                       without limiting the generality of clause (viii) above, Seller or the Underlying Repurchase Counterparty fails to perform or observe any material covenant, term, obligation or agreement contained in any Underlying Repurchase Document or defaults in the performance or observance of any of its obligations under any Underlying Repurchase Document and such default has not been cured prior to, or continues after, the expiration of the grace period applicable thereto under such Underlying Repurchase Document, and Seller either (A) fails to waive such occurrence in writing in a manner acceptable to Buyer or (B) enforces the Underlying Repurchase Documents; and

(x)                          when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Purchased Mortgage Loans of any type of Mortgage Loan set forth below exceeds the applicable percentage listed opposite such type of Mortgage Loan as set forth below:

Type of Mortgage Loan	Percentage of the Maximum Repledge Facility Purchase Price (unless otherwise noted)
Conforming Mortgage Loans	100%
FHA Loans and VA Loans	100%
Aged Loans	10%
Wet-Ink Mortgage Loans	30%
Jumbo Mortgage Loans	25%

Conforming High LTV Loans (Conforming Tier 1 High LTV Loans and Conforming Tier 2 High LTV Loans, combined)	25%
Conforming Tier 1 High LTV Loans	25%
Conforming Tier 2 High LTV Loans	6.25%

1.5       “Conforming High LTV Loan” means collectively the Conforming Tier 1 High LTV Loan and the Conforming Tier 2 High LTV Loan.

1.6       “Conforming Tier 1 High LTV Loan” means a Conforming Mortgage Loan with an LTV of 105% or higher but not to exceed 125%.

1.7       “Conforming Tier 2 High LTV Loan” means a Conforming Mortgage Loan with an LTV higher than 125% but not to exceed 150%.

1.8       “Encumbered Mortgage Servicing Rights Equity” means that portion of the MSR Valuation of the Encumbered Mortgage Servicing Rights that exceeds the Indebtedness encumbering such mortgage servicing rights.

1.9       “Market Value” means, with respect to any Purchased Mortgage Loan as of any date of determination, the whole-loan servicing released fair market value of such Purchased Mortgage Loan on such date as determined by Buyer (or an Affiliate thereof) in its sole good faith discretion.

1.10                        “Maximum Available Purchase Price” means the lesser of (a) the excess, if any, of (i) the Maximum Combined Aggregate Purchase Price over (ii) the Primary Seller Facility Aggregate Purchase Price and (b) the Maximum Repledge Facility Purchase Price.

1.11                        “Maximum Combined Aggregate Purchase Price” means ONE HUNDRED MILLION DOLLARS ($100,000,000).

1.12                        “Maximum Repledge Facility Purchase Price” means FORTY MILLION DOLLARS ($40,000,000).

1.13                        “Officer’s Compliance Certificate” means the certificate attached hereto as Exhibit A.

1.14                        “Post Default Rate” means an annual rate of interest equal to the greater of (a) the Pricing Rate plus an additional 3% or (b) the Mortgage Interest Rate.

1.15                        “Pricing Rate” means (a) CSCOF plus the applicable percentage listed opposite the type of Mortgage Loan as set forth below:

Type of Mortgage Loan	Percentage for Mortgage Loans other than Wet- Ink Mortgage Loans or Aged Loans	Percentage for Wet-Ink Mortgage Loans(increases calculated based upon original Pricing Rate)	Percentage for Aged Loans (increases calculated based upon original Pricing Rate)
Conforming Mortgage Loan	3.25%	increased by an additional 0.25%	increased by an additional 0.25%
FHA Loan and VA Loan	3.25%	increased by an additional 0.25%	increased by an additional 0.25%
Jumbo Mortgage Loans	3.25%	increased by an additional 0.25%	increased by an additional 0.25%
Conforming High LTV Loans	3.50%	increased by an additional 0.25%	increased by an additional 0.25%

(b) the rate determined in the sole discretion of Buyer with respect to Transactions the subject of which are Exception Mortgage Loans and any other Transactions so identified by the Buyer in agreeing to enter into a Transaction with respect to such Exception Mortgage Loan.

The Pricing Rate shall change in accordance with CSCOF, as provided in Section 5(a).  Where a Purchased Mortgage Loan may qualify for two or more Pricing Rates hereunder, unless otherwise expressly agreed to by the Buyer in writing, such Purchased Mortgage Loan shall be assigned the higher Pricing Rate, as applicable.

1.16                        “Primary Seller Facility” means that certain Master Repurchase Agreement, dated as of September 21, 2012, among Seller, Guarantors and Buyer, as amended, restated, supplemented or otherwise modified from time to time.

1.17                        “Primary Seller Facility Aggregate Purchase Price” means as of any date of determination, the aggregate “Purchase Price” of “Purchased Mortgage Loans” subject to outstanding “Transactions”, all as defined in, and calculated under the Seller Facility.

1.18                        “Primary Seller Purchased Mortgage Loans” means the “Purchased Mortgage Loans” under the Primary Seller Facility.

1.19                        “Purchase Price Percentage” means, (a) the applicable percentage listed opposite the type of Mortgage Loan as set forth below:

Type of Mortgage Loan	Percentage for Mortgage Loans other than Aged Loans	Percentage for Aged Loans (reductions calculated based upon original Purchase Price Percentage)
Conforming Mortgage Loan	95%	reduced by an additional 5%
FHA Loan and VA Loan	95%	reduced by an additional 5%
Conforming High LTV Loans	95%	reduced by an additional 5%
Jumbo Mortgage Loans	95%	reduced by an additional 5%
Wet-Ink Mortgage Loans	Percentage based on type of Mortgage Loan	n/a

(b)                                 with respect to Transactions the subject of which are Exception Mortgage Loans, a percentage to be determined by Buyer in its sole discretion, provided that in the absence of an Exception Notice, the applicable Purchase Price Percentage for such Purchased Mortgage Loan shall be reduced by 10% every ten (10) Business Day period, such reduction to occur at the outset of each such ten (10) Business Day period, commencing on the date that such Mortgage Loan becomes an Exception Mortgage Loan; and

(c)                                  Notwithstanding anything contained herein to the contrary, in the event that the related Purchase Price Percentage for any Purchased Mortgage Loan as set forth in the related Underlying Repurchase Document (and as defined in such Underlying Repurchase Document) is less than the Purchase Price Percentage as set forth herein, the Purchase Price Percentage as set forth in the Underlying Repurchase Document shall apply to such Purchased Mortgage Loan.

Where a Purchased Mortgage Loan may qualify for two or more Purchase Price Percentages hereunder, unless otherwise expressly agreed to by the Buyer in writing, such Purchased Mortgage Loan shall be assigned the lower Purchase Price Percentage, as applicable.

1.20                        “Restricted Cash” means for any Person, any amount of cash of such Person that is contractually required to be set aside, segregated or otherwise reserved.

1.21                        “Termination Date” means the earlier of (a) September 17, 2014, and (b) the date determined by Buyer (or otherwise deemed to occur) in accordance with the provisions of Section 16 of the Agreement.

1.22                        “Test Period” means the prior calendar quarter.

1.23                        “Wet-Ink Delivery Date” means, with respect to each Wet-Ink Mortgage Loan, the seventh (7th) calendar day following the applicable Purchase Date.

Section 2. Financial Covenants.

2.1       Adjusted Tangible Net Worth. Seller shall maintain an Adjusted Tangible Net Worth of at least $20,000,000.

2.2       Indebtedness to Adjusted Tangible Net Worth Ratio. Seller’s ratio of Indebtedness (on and off balance sheet) to Adjusted Tangible Net Worth shall not exceed 12:1.

2.3       Maintenance of Liquidity.  The Seller shall ensure that at all times, it has cash (other than Restricted Cash) and Cash Equivalents in an amount not less than $7,500,000.

2.4       Maintenance of Profitability.  Seller shall not permit, for any Test Period, Net Income for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

2.5       Additional Warehouse Line.  Seller shall maintain at least one additional warehouse or repurchase facility with counterparties other than Affiliates in a combined amount at least equal to the Maximum Aggregate Purchase Price.

Section 3. Fees.  The Seller agrees to pay as and when billed by the Buyer all of the reasonable fees, disbursements and expenses of counsel to the Buyer in connection with the development, preparation and execution of this Pricing Side Letter or any other documents prepared in connection herewith in accordance with Section 11 of the Agreement and receipt of payment thereof shall be a condition precedent to the Buyer entering into any Transaction pursuant hereto.

Section 4. Severability.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 5. GOVERNING LAW.  THIS PRICING SIDE LETTER SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 6. Counterparts.  This Pricing Side Letter may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have caused this Pricing Side Letter to be duly executed as of the date first above written.

Credit Suisse First Boston Mortgage Capital LLC, as
Buyer

By:	/s/ Adam Loskove
Name: Adam Loskove
Title: Vice President

Excel Mortgage Servicing, Inc., as Seller

By:	/s/ Todd R. Taylor
Name: Todd R. Taylor
Title: EVP/CFO

Impac Mortgage Holdings, Inc., as a Guarantor

By:	/s/ William Ashmore
Name: William Ashmore
Title: President

Integrated Real Estate Service Corp., as a Guarantor

By:	/s/ Todd R. Taylor
Name: Todd R. Taylor
Title: EVP/CFO

Signature Page to the Pricing Side Letter

EXHIBIT A

OFFICER’S COMPLIANCE CERTIFICATE

I,                                       , do hereby certify that I am the [duly elected, qualified and authorized] [CFO/TREASURER/FINANCIAL OFFICER] of Excel Mortgage Servicing, Inc. (“Seller”), I,                                       , do hereby certify that I am the [duly elected, qualified and authorized] [CFO/TREASURER/FINANCIAL OFFICER] of Integrated Real Estate Service Corp. (“IRES” and a “Guarantor”) and I,                                       , do hereby certify that I am the [duly elected, qualified and authorized] [CFO/TREASURER/FINANCIAL OFFICER] of Impac Mortgage Holdings, Inc (“Impac”, a “Guarantor” and together with IRES, the “Guarantors”). This Certificate is delivered to you in connection with (i) Section 17 of the Master Repurchase Agreement dated as of September 21, 2012, among Seller, Guarantors and Credit Suisse First Boston Mortgage Capital LLC (as amended from time to time, the “Primary Agreement”), as the same may have been amended from time to time and (ii) Section 17 of the Master Repurchase Agreement dated as of September 18, 2013, among Seller, Guarantors and Credit Suisse First Boston Mortgage Capital LLC (as amended from time to time, the “Repledge Agreement”; together with the Primary Agreement, each an “Applicable Agreement” and, collectively, the “Agreements”), as the same may have been amended from time to time.  I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Seller and each Guarantor are and have been in compliance with all the terms of each Applicable Agreement and, without limiting the generality of the foregoing, I certify that:

Adjusted Tangible Net Worth.  Seller has maintained an Adjusted Tangible Net Worth of at least $20,000,000.  A detailed summary of the calculation of Seller’s actual Adjusted Tangible Net Worth is provided in Schedule 1 hereto.

Indebtedness to Adjusted Tangible Net Worth Ratio.  Seller’s ratio of Indebtedness (on and off balance sheet) to Adjusted Tangible Net Worth has not exceeded 12:1 for the calendar month ending [DATE].  A calculation of Seller’s actual Indebtedness to Adjusted Tangible Net Worth is provided in Schedule 1 hereto.

Maintenance of Profitability.  Seller has not permitted, for any Test Period, Net Income for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

Maintenance of Liquidity.  The Seller has ensured that, at all times, it has had cash (other than Restricted Cash) and Cash Equivalents in an amount not less than $7,500,000.

Additional Warehouse Line.  The Seller has maintained at least one additional warehouse or repurchase facility in a combined amount at least equal to the Maximum Aggregate Purchase Price.

Insurance.  Seller, or its Affiliates, have maintained, for Seller and its Subsidiaries, insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud or an aggregate amount of at least $                          .  The actual amount of such coverage is $                          .

Financial Statements.  The financial statements attached hereto are accurate and complete, accurately reflect the financial condition of Seller, and do not omit any material fact as of the date(s) thereof.

Documentation.  Seller has performed the documentation procedures required by its operational guidelines with respect to endorsements and assignments, including the recordation of assignments, or has verified that such documentation procedures have been performed by a prior holder of such Mortgage Loan.

Compliance.  Seller has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in each Applicable Agreement and the other Program Agreements executed in connection with each Applicable Agreement to be observed, performed and satisfied by it.  [If a covenant or other agreement or condition has not been complied with, Seller shall describe such lack of compliance and provide the date of any related waiver thereof.]

Regulatory Action.  Seller is not currently under investigation or, to best of Seller’s knowledge, no investigation by any federal, state or local government agency is threatened.  Seller has not been the subject of any government investigation which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as could adversely impact Seller’s business.  [If so, Seller shall describe the situation in reasonable detail and describe the action that Seller has taken or proposes to take in connection therewith.]

No Default.  No Default or Event of Default has occurred or is continuing.  [If any Default or Event of Default has occurred and is continuing, Seller shall describe the same in reasonable detail and describe the action Seller has taken or proposes to take with respect thereto, and if such Default or Event of Default has been expressly waived by Buyer in writing, Seller shall describe the Default or Event of Default and provide the date of the related waiver.]

Distributions.  On and after the date of the Agreements, Seller nor Guarantors have paid any dividends greater than Net Income in any given calendar year other than with respect to quarterly payments to the holders of trust preferred obligations of Impac paid by Impac.

Indebtedness.  All Indebtedness (other than Indebtedness evidenced by the Agreements) of Seller existing on the date hereof is listed on Schedule 2 hereto.

Originations.  Attached hereto as Schedule 3 is a true and correct summary of all Mortgage Loans originated by Seller for the calendar month ending [DATE] and for the year to date ending [DATE].

DE Compare Ratio.  With respect to the Primary Agreement, Seller’s DE Compare Ratio has not (i) on and after the date Seller’s DE Compare Ratio was at least 100%, increased by more than 25% or (ii) exceeded 150%, for the calendar month ending [DATE].

Hedging.  With respect to the Primary Agreement, attached hereto as Schedule 4 is a true and correct summary of all Interest Rate Protection Agreements entered into or maintained by Seller during the calendar month ending on [DATE].

Repurchases and Early Payment Default Requests.  Attached hereto as Schedule 5 is a true and correct summary of the portfolio performance including representation breaches, missing document breaches, repurchases due to fraud, early payment default requests, and Mortgage Loans subject to other warehouse lines in excess of 60 days summarized on the basis of (a) pending repurchase demands (including weighted average duration of outstanding request), (b) satisfied repurchase demands and (c) total repurchase demands.

Quality Control.  Attached hereto as Schedule 6 is a true and correct copy of the internal quality control maintained by Seller.

Underlying Repurchase Counterparties.  With respect to the Repledge Agreement, attached hereto as Schedule 7 is a list of all Underlying Repurchase Counterparties that sold Mortgage Loans to Seller pursuant to Underlying Repurchase Transactions under the Repledge Agreement.

Secondary Market Sales.  With respect to the Primary Agreement, attached hereto as Schedule 8 is a true and correct summary of all the mortgage loans sold by Seller during the calendar month ending [DATE].

Geographic Production Breakdown.  With respect to the Primary Agreement, attached hereto as Schedule 9 is a true and correct summary of all the geographic locations of the Mortgage Loans originated by Seller during the calendar month ending [DATE].

MSR Valuation. With respect to the Primary Agreement, a detailed summary of the market value analysis for Seller’s MSR Valuation as determined (i) internally for each monthly fiscal period and (ii) by a Third Party Evaluator for each quarterly fiscal period, as applicable, is provided in Schedule 10 hereto.

Litigation Summary.  With respect to the Primary Agreement, attached hereto as Schedule 11 is a true and correct summary of all actions, notices, proceedings and investigations pending with respect to which Seller has received service of process or other form of notice or, to the best of Seller’s knowledge, threatened against it, before any court, administrative or governmental agency or other regulatory body or tribunal as of the calendar month ending [DATE].

IN WITNESS WHEREOF, I have set my hand this            day of                 ,                 .

[[Name], as Seller]

By:
Name:
Title:

[[Name], as Guarantor]

By:
Name:
Title:

SCHEDULE 1 TO OFFICER’S COMPLIANCE CERTIFICATE

CALCULATIONS OF FINANCIAL COVENANTS
As of the calendar month ended [DATE] or quarter ended [DATE]

I.	Adjusted Tangible Net Worth

1.	Net Worth (book)	$
Plus:
2.	Subordinated Debt (maturity > CSFB line maturity)	$

I.(a)	Total of items 1-2	$

Less:
3.	Restricted Cash	$
4.	25% of investment securities	$
5.	50% of all mortgage loans held for investment	$
6.	50% of real estate owned property	$
7.	25% of the MSR Valuation of any Unencumbered Mortgage Servicing Rights	$
8.	100% of the MSR Valuation of any Encumbered Mortgage Servicing Rights	$
9.	100% of the Encumbered Mortgage Servicing Rights Equity	$
10.	100% of corporate or servicing advances	$
11.	Goodwill	$
12.	Patents	$
13.	Tradenames	$
14.	Trademarks	$
15.	Copyrights	$
16.	Franchises	$
17.	Organizational expenses	$
18.	Deferred taxes and expenses
19.	Prepaid expenses
20.	Prepaid assets
21.	Receivables from shareholders, Affiliates or employees
22.	Any other intangible assets	$
$
I.(b)	Total of items 3-22

I.(c)	Actual Adjusted Tangible Net Worth (a minus b)	$

	Adjusted Tangible Net Worth	$20,000,000
	Covenant	Yes / No
Compliance?

II.	Leverage Ratio

	Total Debt divided by Adjusted Tangible Net Worth — Actual	xx.x
Total Indebtedness (on and off balance sheet) - Actual
[Please insert calculations]

	Leverage Covenant	12:1
	Compliance?	Yes / No

III.	Test Period Net Income - Actual

	Net Income/Loss	$
	Test Period Profitability	>= $1.00
	Compliance?	Yes/No

IV.	Liquidity
	Total cash (other than Restricted Cash)	$
	Total unrestricted Cash Equivalents	$
	Total	$
	Liquidity Covenant	$7,500,000
	Compliance?	Yes / No

SCHEDULE 2 TO OFFICER’S COMPLIANCE CERTIFICATE

INDEBTEDNESS as of

LENDER	TOTAL FACILITY SIZE	FACILITY TYPE (i.e. EFP, Repurchase, etc)	$ AMOUNT COMMITTED	OUTSTANDING INDEBTEDNESS	EXPIRATION DATE

SCHEDULE 3 TO OFFICER’S COMPLIANCE CERTIFICATE

OVERALL MORTGAGE LOAN ORIGINATIONS

MORTGAGE	RETAIL		WHOLESALE		CORRESPONDENT
LOAN TYPE	Units	Total $	Units	Total $	Units	Total $
Conforming Mortgage Loans (other than Conforming High LTV loans)
FHA Loans
VA Loans
FHA 203(k) Loans
Conforming High LTV Loans
Other (please specify)
Other (please specify)
Other (please specify)
Total

SCHEDULE 4 TO OFFICER’S COMPLIANCE CERTIFICATE

INTEREST RATE PROTECTION AGREEMENTS

SCHEDULE 5 TO OFFICER’S COMPLIANCE CERTIFICATE

REPURCHASES AND EARLY PAYMENT DEFAULT REQUESTS

Outstanding/Pending Repurchases & Indemnifications

Loan #	Repo or Indem	Investor	Notice Date	Origination Date	Breach/Defect	Original Loan Amount ($)	Estimated Loss Amount ($)

Satisfied/Resolved Repurchases

Loan #	Repo or Indem	Investor	Origination Date	Date Resolved	Original Loan Amount ($)	Amount Paid ($)

SCHEDULE 6 TO OFFICER’S COMPLIANCE CERTIFICATE

QUALITY CONTROL RESULTS

SCHEDULE 7 TO OFFICER’S COMPLIANCE CERTIFICATE

UNDERLYING REPURCHASE COUNTERPARTIES

SCHEDULE 8 TO OFFICER’S COMPLIANCE CERTIFICATE

Secondary Market Sales

Investor Name	Aggregate original principal balance of mortgage loans sold in prior calendar month ($)	Percentage (measured by original principal balance) of mortgage loans sold in prior calendar month	Aggregate original principal balance of mortgage loans sold year-to-date ($)	Percentage (measured by original principal balance) of mortgage loans sold year-to-date

SCHEDULE 9 TO OFFICER’S COMPLIANCE CERTIFICATE

Geographic Production Breakdown

Current Month Geographic Concentration Top 10 States	Current Month Total $	Current Month % of Total

Totals

SCHEDULE 10 TO OFFICER’S COMPLIANCE CERTIFICATE

MSR Valuation

SCHEDULE 11 TO OFFICER’S COMPLIANCE CERTIFICATE

Litigation Summary

Case Caption	Filing Date	Court / Regulator	Case No.	Nature of Claims	Damages / Penalties Alleged	Plaintiff’s Counsel	Customer’s counsel	Status	Customer’s Reserve Amount